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                                                                Exhibit 10(b)


                                 April 20, 2001


Dennis Mooradian
Group EVP
Private Client Services

Dear Dennis:

The purpose of this document is to summarize our mutual understanding with regard to any potential severance compensation to which you would be entitled for the duration of your employment with Wells Fargo. This letter supercedes and replaces the memo from Clyde Ostler to you dated October 7, 1998 regarding your Compensation Agreement.

If during your employment with Wells Fargo:

o your job is eliminated, your pay opportunity (defined as base pay plus bonus opportunity) is reduced, your scope of responsibility is significantly reduced ,or you are required to change your primary work location by more than 50 miles, or

o if Wells Fargo terminates your employment for other than the reasons cited above, or other than for cause (defined as the commission of a fraudulent or dishonest act; or upon your material violation of Wells Fargo's policies or the Wells Fargo Code of Ethics and Business Conduct)

you will be eligible for the more favorable of the severance benefit under the Wells Fargo Salary Continuation Pay Plan OR the following:

     o A paid leave of absence of eighteen (18) months duration ("paid leave period") during which you will be paid at the rate of your base pay and target incentive compensation in effect at the commencement of the leave, but no less than 2001 target incentive compensation, and

     o   Eligibility for vesting of stock options during the leave of absence.

You will need to agree to a non-solicitation (as defined below) during the paid leave period (a total of eighteen months) from your departure date and your eligibility for the severance benefit will be subject to the appropriate releases.

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Dennis Mooradian                      -2-                        April 20, 2001


Non-solicitation is defined as:

         For the paid leave period, you will not personally, directly or indirectly, either as an individual for your own benefit, or on behalf of another person or persons, corporation, partnership or other entity, solicit any Wells Fargo employee for the purpose of hiring or attempting to hire such employee. Also during the paid leave period you will not personally, directly or indirectly, attempt to divert any of the business of Wells Fargo, or any business which Wells Fargo has a reasonable expectation of obtaining, by soliciting, contacting, or communicating with any current Wells Fargo customers or prospects.

In addition, Wells Fargo agrees to continue the practice of advancing $87,500 per quarter in incentive pay as has been done since your joining Wells Fargo. This total annual advance of $350,000 will be netted from your annual bonus when that becomes payable in March of each year.

Wells Fargo team members join the company voluntarily and are free to resign at any time. Similarly, Wells Fargo is free to end an employment relationship when it is in the company's best interest, including reorganization due to economic reasons. While we hope our relationship will be long and, mutually beneficial, neither you nor we have entered into any expressed or implied contract of employment that would alter your "at will" employment status.

                                                    Sincerely,


                                                    /s/ Les Biller

                                                    Chief Operating Officer
                                                    Wells Fargo & Company